[RTNB LETTERHEAD]

February 9 , 2016

Miriam Blech
1271 Avenue of the Americas, 16th Floor
New York, NY 10020

River Charitable Remainder Unitrust f/b/o Isaac Blech
1271 Avenue of the Americas, 16th Floor
New York, NY 10020

Re: Postponement of Series C Preferred Dividend

Ladies and Gentlemen:

As you know, pursuant to Section 4(a) of the Certificate of Designation of the Series C Preferred Stock of root9B Technologies, Inc. (formerly known as Premier Alliance Group, Inc.), a Delaware corporation (the "Company"), you are entitled to an annual dividend equal payable in either cash or stock, at the Company's sole discretion (the "Dividend"). By affixing your counter-signature to this letter agreement (the "Agreement"), you hereby agree to a delay of the payment of the Dividend until five (5) business days after the Company holds an annual or special meeting of its stockholders where such stockholders shall be presented with a proposal to increase the authorized capital stock of the Company. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and performed in such state, without regard to principles of conflicts of law. If you are in agreement with the terms of this Agreement, please countersign this Agreement where indicated below.

Very truly yours,

ROOT9B TECHNOLOGIES, INC.

By: [signature]
Name: Brian King
Title: Chief Operating Officer

AGREED TO:

Miriam Blech — February 8, 2016
Miriam Blech — Date

Isaac Blech — February 8, 2016
Isaac Blech, Trustee — Date